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                                                            Exhibit 21.1



                  SUBSIDIARIES OF CABOT OIL & GAS CORPORATION



Big Sandy Gas Company
Cabot Oil & Gas Marketing Corporation
Cabot Oil & Gas Production Corporation
Cabot Oil & Gas Trading Corporation
Cabot Oil & Gas U.K. Limited
Cabot Oil & Gas Western Corporation
Cabot Petroleum North Sea, Ltd.
Cranberry Pipeline Corporation
Franklin Brine Treatment Corporation
Industrial Gas Corporation